Exhibit 10.2

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) dated as of the 19th day of February, 2021, is made between COMSovereign Holding Corp., a Nevada corporation, (the “Company”) and Brian T. Mihelich (the “Employee”).

WHEREAS, the Employee is currently employed by the Company pursuant to that certain Employment Agreement between Employee and the Company dated as of December 2, 2019, which has a current term that expires on December 31, 2021 (the “Employment Agreement”);

WHEREAS, Employee and the Company have mutually agreed that Employee’s employment and all positions, titles and offices with the Company and, if and as applicable, any and all of its subsidiaries, affiliates and related entities shall separate effective as of the close of business on the Separation Date (as defined in Section 2 below);

WHEREAS, conditioned upon the timely execution of this Agreement and the other conditions set forth herein, the Company has offered the Employee certain bonus payments and other benefits subject to and conditioned on the Employee’s timely execution of, and compliance with, this Agreement; and

WHEREAS, voluntarily and of his own free will, the Employee desires to accept and receive such severance payments and other benefits on the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Employee and the Company agree as follows:

1. Definitions. Any capitalized terms used shall have the meaning as provided in this Agreement.

2. Separation from Employment. The Employee agrees and confirms that his employment and all of his positions, titles and offices with the Company (and, if and as applicable, any and all of its subsidiaries, affiliates and related entities) shall end effective at the close of business on March 5, 2021 (the “Separation Date”). The Employee agrees that the termination of his employment as contemplated under this Agreement shall be treated as a voluntary resignation without Good Reason for all purposes including, without limitation, for purposes of all compensation and benefits due and owing under the Employment Agreement.

3. Employee’s Position and Duties Through the Separation Date. Through the Separation Date, the Employee shall continue to serve in his current capacity and in such other capacity or capacities as the Board shall reasonably delegate. Upon the commencement of a new Chief Financial Officer (“CFO”), Employee shall relinquish the CFO title, and shall assist with the smooth transition of the CFO duties to the CFO in an orderly manner. Employee’s duties shall include diligently performing any responsibilities required by the Company, including but not limited to those relating to cooperation with any internal investigation.

4. Base Salary and Company-Sponsored Group Medical Coverage. Through the Separation Date, the Employee shall be paid his base salary at an annualized rate of $150,000 less required withholdings (the “Base Salary”) and continue to be entitled to Company-sponsored group medical coverage on the same terms he currently enjoys. On or before the Separation Date, the Company shall pay to Employee all accrued payroll owed to Employee.

5. Employment Agreement. The Employee and the Company agree that other than the obligations under Sections 8(n) (Non-Solicitation), 8(n) (Covenant Not to Compete), and 8(p) (Non-Disclosure of Confidential Information) of the Employment Agreement, the Employment Agreement is terminated, null and void, that this Agreement supersedes and replaces the Employment Agreement and that unless expressly set forth herein, the Employee is not entitled to any payments or benefits of any kind from the Company. In addition, the Employee acknowledges and agrees that his obligations under Sections 8(n), 8(m), and 8(p) of the Employment Agreement survive the termination of the Employment Agreement. In addition, the Employee acknowledges and agrees that his obligations pursuant to the December 2, 2019 Non-Disclosure and Confidentiality Agreement, and the December 2, 2019 Invention Assignment & Secrecy Agreement remain in full force and effect.

6. Severance.

a. Severance Payment. In consideration of the Employee’s promises, covenants and releases set forth in this Agreement, including the releases given by the Employee to the Company and the other Company Releasees (as defined below) in Sections 9 and 10 of this Agreement, and contingent upon (a) the Employee’s execution and delivery of this Agreement to the Company during the Review Period (as defined below in Section 9), (b) this Agreement becoming effective and not revoked (as defined below in Section 9), and (c) the Employee’s compliance with all the terms and conditions of this Agreement, the Company shall Pay the Employee a severance payment of $50,000 (the “Severance Payment”). The Severance Payment of $50,000 will be paid, less applicable withholdings and deductions, but grossed up for state and federal income tax. The Severance Payment shall be paid on or before the Separation Date.

b. Stock holdings. Also in consideration of the Employee’s promises, covenants and releases set forth in this Agreement, including the releases given by the Employee to the Company and the other Company Releasees (as defined below) in Sections 9 and 10 of this Agreement, and contingent upon: (a) the Employee’s execution and delivery of this Agreement to the Company during the Review Period (as defined below in Section 10); (b) this Agreement becoming effective and not revoked (as defined below in Section 10); and (c) the Employee’s compliance with all the terms and conditions of this Agreement, the Employee shall retain all 216,667 shares of Company stock in Employee's account, #99900786 at ClearTrust, inclusive of the 33,333 unvested shares restricted share awards that do not vest until December 2, 2021. At the request of Employee, the Company will provide appropriate legal opinion letters to ClearTrust regarding Employee's submission of a Rule 144 legend removal request.

c. Consulting Period. Employee agrees to provide consulting services to the Company, including but not limited to the smooth transition to a new CFO and the smooth transition of the CFO's responsibilities regarding the 2020 year-end audit, from the Separation Date through March 19, 2021.

7. Acknowledgements; Good Consideration.

a. Subject to receipt of the payments referenced in Sections 4 and 6 of this Agreement, the Employee acknowledges and agrees that he has received all compensation, salary, bonuses, paid time off, severance, equity awards, interests and incentives, and any other benefits owed to him by the Company and/or any of its parents, subsidiaries, affiliates and related entities and further agrees that he has no claims against the Company or any of the other Company Releasees for such compensation, salary, bonus, paid time off, severance, award, interests, incentives or other benefits.

b. The Employee acknowledges and agrees that he would not otherwise be entitled to the Severance Bonus Payment provided in Section 6 above without his timely agreement to, non-revocation of, and compliance with this Agreement. The Employee further acknowledges that the Severance Bonus Payment pursuant to the terms and conditions of this Agreement (i) is in full and final discharge of any and all liabilities and obligations of the Company and any and all of the other “Company Releasees” (as defined in Section 8 below) to the Employee monetarily or with respect to employee benefits or otherwise (including but not limited to with respect to severance or separation pay, salary, bonuses, incentive compensation, and otherwise) and any and all obligations arising under any actual or alleged written, oral or implied employment agreement (including, without limitation, the Employment Agreement), promise, policy, plan, or procedure of the Company and/or any other Company Releasees and/or any alleged understanding or arrangement between the Employee and the Company and/or any other Company Releasees; (ii) exceed any such payment, benefit, or other thing of value to which the Employee might otherwise be entitled under any policy, procedure or plan of the Company and/or any of the other Company Releasees and/or any other agreement or understanding between the Employee and the Company and/or any of the other Company Releasees; and (iii) constitute good and valuable consideration for the Employee’s releases, covenants and obligations under this Agreement.

c. The Company acknowledges and agrees that the Employee owes no amounts to the Company under the terms of the Employment Agreement..

8. General Release by the Employee. In consideration of the representations and covenants undertaken by the Company, including the Severance Bonus Payment described in Section 6 of this Agreement, the Employee releases, discharges, and promises not to sue the Company, or any of its past, present and future parents, subsidiaries, affiliates, and related entities, and any and all of its and their past, present and future directors, officers, members, shareholders, owners, investors, founders, principals, executives, employees, contractors, attorneys, representatives, insurers, and agents, and its and their respective predecessors, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, which against any of the Company Releasees, the Employee and/or any or all of his executors, heirs, administrators, representatives, insurers, agents, attorneys, successors and assigns ever had, now has or have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, act, occurrence, omission, decision, or thing whatsoever from the beginning of the world through the date on which the Employee executes this Agreement (individually and collectively, “Claims”). This includes, to the maximum extent permitted by law, (i) any Claims in connection with, relating to, or arising out of the Employee’s employment with the Company or any of the other Company Releasees, the terms and conditions of such employment, and/or the termination, resignation, separation or end of such employment; (ii) any Claims for compensation, salary, bonus, incentive compensation or similar benefit, options, stock or equity awards or similar awards or equity-based compensation, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (iii) any Claims under any federal, state, or local law, regulation, or ordinance, including any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Texas Civil Rights laws, the Texas Minimum Wage Act, retaliation claims under Texas Workers’ Compensation law, or any other federal, state or local law (statutory or decisional), regulation or ordinance prohibiting employment discrimination, harassment or retaliation; (iv) any Claims in connection with, arising under or relating to the Employment Agreement; (v) any Claims under common law including, without limitation, any Claims for tort, breach of contract (express or implied, written or oral), quasi contract, detrimental reliance, any doctrine of good faith and fair dealing, violation of public policy, or wrongful or constructive discharge or termination; and (vi) any Claims for compensatory damages, punitive damages, liquidated damages, emotional distress, or attorneys’ fees, costs, disbursements and the like. The Employee intends this release to be a general release of any and all Claims to the fullest extent permissible by law. Nothing herein releases any claims arising out of or relating to enforcing the terms of this Agreement or any claims that, as a matter of law, cannot be released by private agreement.

By signing this Agreement, Employee acknowledges and agrees that he has been paid for all salary, wages, and compensation earned through his last day worked, and that he is not entitled to receive, and shall not claim from the Company, any compensation, payments or benefits except for those payments and benefits that are expressly set forth in this Agreement.

Employee understands that, by releasing all of his legally waivable claims, known or unknown, against the Company Releasees, he is releasing all of his rights to bring any claims against any of them based on any actions, decisions or events occurring through the date he signs this Agreement including the terms and conditions of his employment and the termination of his employment. This release excludes claims which cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation benefits rights.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO PROHIBIT EMPLOYEE FROM CONTACTING, FILING A CHARGE OR PARTICIPATING IN ANY PROCEEDING OR INVESTIGATION BY THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (“EEOC”), DEPARTMENT OF LABOR (“DOL”), NATIONAL LABOR RELATIONS BOARD (“NLRB”), OR COMPARABLE STATE OR LOCAL ENTITY. NOTWITHSTANDING THE FOREGOING, EMPLOYEE AGREES TO WAIVE ANY RIGHT TO RECOVER MONETARY DAMAGES IN ANY CHARGE, COMPLAINT, OR LAWSUIT FILED BY HIM OR ON HIS BEHALF.

9. Older Worker Benefit Protection Act Disclosure. The Employee recognizes that as part of this agreement to release any and all claims against the Company and the other Company Releasees, he is releasing claims for age discrimination under the Age Discrimination in Employment Act (regardless of whether he has ever asserted such claims). Accordingly, The Employee has a right to review and reflect upon this Agreement for a period of up to twenty-one (21) days after the date he receives this Agreement (the “Review Period”); and he has an additional period of seven (7) days after executing this Agreement to revoke it under the terms of the Older Worker Benefit Protection Act (the “Revocation Period”). Unless properly revoked during the Revocation Period, this Agreement, including the releases contained herein, shall become effective immediately upon the expiration of the Revocation Period (the “Effective Date”). The Employee is hereby advised in writing to consult with an attorney of his own choosing in connection with this Agreement. By his signature below, the Employee represents and warrants that he has been advised to consult with an attorney of his own choosing, that he has been given a reasonable amount of time to consider this Agreement, and that if he signs this Agreement prior to the expiration of the Review Period, he is voluntarily and knowingly waiving the remainder of the Review Period.

10. Return of Company Property. Upon the earlier of (a) the Separation Date or (b) a written request by the Company, the Employee shall promptly return to the Company (i) all Company property and equipment in his possession, custody or control, including, as applicable, any Company-issued computer(s), keys, access cards, and mobile phone(s), devices, software, hardware, and equipment, and shall provide any logins, passwords and access codes for accessing same; and (ii) any and all documents, data, records and files (in all forms and formats, whether hard-copy or electronic, and all copies) that constitute or contain any Confidential Information of, regarding or belonging to the Company. The Employee shall not retain in his possession, custody or control, or otherwise transmit or transfer to any other computer, device, storage medium, person or entity, any Confidential Information. The Employee understands and agrees that compliance with the requirements under this Section 10 is a condition of receiving the Severance Payment as contemplated in Sections 4 and 6 of this Agreement.

11. Confidential Nature of Agreement. The Employee agrees to keep this Agreement and the provisions of and consideration provided pursuant to this Agreement fully confidential, except that that he may disclose them, if and as necessary, to his tax advisors and attorneys, to his immediate family members, as required by law or legal process, or in connection with any legal proceeding arising under this Agreement. The Company may disclose this Agreement in its full and complete discretion.

12. Non-Disparagement.

a. The Employee agrees that he will not make (or direct or encourage anyone else to make), any statements in any manner, form, forum or media (including, without limitation, orally or in writing, in, to or via the press, any media, social media or forum, on-line, e-mail, text message, blog, posting, or otherwise) to any person, entity or third party (including, without limitation, to any current or former Company employees, to the general public, to customers of the Company, to persons or entities with which the Company has or is seeking business relationships or on Glassdoor or similar websites) which statements in any way (i) disparage or reflect negatively on the Company and/or any of the other Company Releasees and/or (ii) harm or would reasonably be expected or likely to harm the Company’s and/or any of the other Company Releasees’ reputation, goodwill, business, actual or potential business interests, relations, transactions, plans, or dealings.

b. The Company agrees that its officers and directors will not make (or direct or encourage anyone else to make), any statements in any manner, form, forum or media (including, without limitation, orally or in writing, in, to or via the press, any media, social media or forum, on-line, e-mail, text message, blog, posting, or otherwise) to any person, entity or third party (including, without limitation, to any current or former Company employees, to the general public, to customers of the Company, to persons or entities with which Employee has or is seeking business relationships) which statements in any way (i) disparage or reflect negatively on the Employee and/or (ii) harm or would reasonably be expected or likely to harm the Employee’s reputation.

c. Nothing in this Section 12, shall prohibit either party from making truthful statements to governmental agencies or authorities, or in connection with any court proceedings, as may be required or permitted by law, or by the Company as necessary for legitimate business purposes to third parties such as insurers, investors, accountants, attorneys or other professional representatives. However, these non-disparagement obligations, do not limit any party’s ability to truthfully communicate with the EEOC, DOL, NLRB or Securities and Exchange Commission (“SEC”) and comparable state or local agencies or departments whether such communication is initiated by one of the parties or in response to the agency.

13. Defend Trade Secrets Act Notice. For the avoidance of doubt, the Employee is hereby given notice and understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14. Protected Disclosures. Nothing contained in this Agreement limits the Employee’s ability to file a charge or complaint with any governmental agency, regulatory entity or commission (a “Government Agency”), including the Equal Employment Opportunity Commission (“EEOC”) or similar state of local agency, concerning any act or omission that the Employee reasonably believes constitutes a possible violation of federal or state law or to make other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with or participate in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to the Company. Further, nothing in this Agreement prevents the Employee from disclosing information in response to compulsory legal process. If the Employee files any charge or complaint with any Government Agency (including, without limitation, the EEOC or similar state or local agency), the Employee waives any right to individualized or monetary relief should any Government Agency or other third party pursue any claims on the Employee’s behalf (either individually, or as part of any collective or class action), provided that nothing shall affect any right Employee could have (if any) to receive a whistleblower award or bounty (if applicable) for information provided to the Securities and Exchange Commission.

15. Cooperation. The Employee agrees to cooperate with the Company as may be requested by the Company or its attorneys: (a) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against, by or on behalf of the Company or any of its related entities, and (b) in connection with any investigation involving the Company or any of its related entities by a governmental or regulatory authority or any internal investigation, provided that such claim, action or investigation relates to events or occurrences that transpired while the Employee was employed by the Company or any of its related entities or about which the Employee may otherwise have knowledge or information.

16. Execution of Additional Documents. The Employee agrees upon the request of the Company, to execute all documents and take all actions reasonably requested by the Company in order to effectuate the intent of this Agreement.

17. No Admission. This Agreement is not intended, and shall not be construed or admissible, as evidence or an admission that the Company or any of the other Company Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Employee.

18. Section 409A. This Agreement and the payments and benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder ("Section 409A") to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement or the payments or benefits provided hereunder, it is intended that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent required to comply with Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and (ii) no payment or benefit required to be paid under this Agreement on account of a termination of Employee's employment shall be made unless and until Employee incurs a “separation from service” within the meaning of Section 409A. If Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee's “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, Employee's estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Employee’s separation from service or (b) Employee's death. Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties with respect to any tax, economic or legal consequences of this Agreement or any payments or benefits provided hereunder, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company or any of its subsidiaries or affiliates.

19. Severability. If any provision or portion of (or incorporated by reference in) this Agreement is held illegal, unenforceable or invalid, such illegality, unenforceability or invalidation shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or portion or application thereof, and to this end the provisions of this Agreement are declared to be severable; and each provision and portion (including any provision or portion) held to be illegal, unenforceable or invalid (in whole or in part) by a court of competent jurisdiction shall be interpreted and deemed modified by such court so as to be valid and enforceable to the fullest extent permitted by law and so enforced.

20. Successors and Assigns; Third Party Beneficiaries. This Agreement inures to the benefit of the Company and its subsidiaries, affiliates, and related entities, and its and their respective successors and assigns (the “Company Entities”). Each of the Company Entities is an intended third-party beneficiary of this Agreement and of all of the Employee’s releases, covenants, obligations and restrictions hereunder and each may enforce the terms hereof and thereof as if it were a party to this Agreement.

21. Modification. This Agreement may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns.

22. Controlling Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona, without regard to principles of conflict of laws.

23. Acceptance of Agreement; Right to Revoke; Effective Date. In order to accept this Agreement and be eligible to receive the Severance Payment, the Employee (i) must sign, date and return this Agreement to the Company (Attention: Kevin Sherlock) on or before the end of the Review Period; and (ii) must not revoke his acceptance.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all which taken together shall be considered one and the same document. This Agreement may be executed by scanned ..pdf copy transmitted by e-mail, and such .pdf copy of a signature shall be deemed an original. To execute and return a signed ..pdf copy, the Employee will transmit such copy via e- mail by on or before the end of the Review Period to the attention of: Kevin Sherlock, General Counsel at ksherlock@comsovereign.com.

25. Termination and Return of Payments. If the Employee breaches any of the Employee’s obligations under or incorporated by reference in this Agreement, in addition to any other legal or equitable remedies the Company may have for such breach, the Company shall have the right to terminate the Company’s payments to the Employee under this Agreement and require immediate repayment of any amounts already paid and return of the restricted stock referenced in Section 6. The termination or return of such payments in the event of the Employee’s breach will not affect the Employee’s release of claims under Sections 8 and 9 hereof.

26. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes and contains the complete understanding of the Employee and the Company with respect to the subject matter hereof and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning such subject matter. This is an integrated document.

27. Knowing and Voluntary Waiver and Agreement. By his signature below, the Employee represents and warrants that (i) he has been given twenty-one (21) days to review and consider this Agreement; (ii) he has been afforded a period of seven (7) days after signing this Agreement to revoke his acceptance hereof; (iii) he has read and reviewed this Agreement thoroughly and fully understands its terms and conditions and their significance and has discussed them with his independent legal counsel, or has had a reasonable opportunity to have done so; and

(iv) he agrees to all the terms and conditions of this Agreement and is signing this Agreement voluntarily and of his own free will, with the full understanding of its terms, conditions and legal consequences, and with the intent to be bound hereby.

IN WITNESS WHEREOF, the parties to this Separation Agreement, intending to be legally bound, have executed this Separation Agreement on the date first written above.

COMSOVEREIGN HOLDING CORP.:

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Brian T. Mihelich
Brian T. Mihelich

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